------------------------------
                                                           OMB APPROVAL
                                                  ------------------------------
                                                  OMB Number           3235-0287
                                                  Expires:      January 31, 2005
                                                  Estimated average burden
                                                  hours per response ....... 0.5
                                                  ------------------------------

                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[_] Check box if no longer subject of Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

________________________________________________________________________________
1.   Name and Address of Reporting Person*

    Tchen                            Henri
--------------------------------------------------------------------------------
   (Last)                           (First)             (Middle)

                          17150 Newhope St., Suite 503
--------------------------------------------------------------------------------
                                    (Street)

 Fountain Valley                      CA                  92708
--------------------------------------------------------------------------------
   (City)                           (State)              (Zip)


________________________________________________________________________________
2.   Issuer Name and Ticker or Trading Symbol


                         Liquidmetal Technologies (LQMT)
________________________________________________________________________________
3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)



________________________________________________________________________________
4.   Statement for Month/Day/Year


                                 March 19, 2003
________________________________________________________________________________
5.   If Amendment, Date of Original (Month/Day/Year)

                                 March 21, 2003
================================================================================
6.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [X]  Director                             [_]  10% Owner
     [_]  Officer (give title below)           [_]  Other (specify below)


                     ---------------------------------------
________________________________________________________________________________

7.   Individual or Joint/Group Filing (Check applicable line)

     [X]  Form filed by one Reporting Person
     [_]  Form filed by more than one Reporting Person
________________________________________________________________________________



================================================================================
           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
================================================================================

                                                                                                   5.
                                                                                                   Amount of
                                                                                                   Securities   6.
                                                                   4.                              Beneficially Owner-
                                                                   Securities Acquired (A) or      Owned        ship
                                           2A.        3.           Disposed of (D)                 Following    Form:     7.
                              2.           Deemed     Transaction  (Instr. 3, 4 and 5)             Reported     Direct    Nature of
                              Trans-       Execution  Code         ------------------------------- Trans-       (D) or    Indirect
1.                            action       Date,      (Instr. 8)                  (A)              action(s)    Indirect  Beneficial
Title of Security             Date         if any     ------------                or               (Instr.      (I)       Ownership
(Instr. 3)                    (mm/dd/yy)   (mm/dd/yy) Code     V      Amount      (D)    Price     3 & 4)       (Instr.4) (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------

                                                                                                                        Held by
Liquidmetal Technologies                                                                                                Synapse Fund
Common Stock                  03/19/03                P               1,000       A     $5.98                   I        II, LLC
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                                        Held by
Liquidmetal Technologies                                                                                                Synapse Fund
Common Stock                  03/19/03                P                 600       A     $5.99                   I        II, LLC
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                                        Held by
Liquidmetal Technologies                                                                                                Synapse Fund
Common Stock                  03/19/03                P               3,300       A     $6.00                   I        II, LLC
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                                        Held by
Liquidmetal Technologies                                                                                                Synapse Fund
Common Stock                  03/19/03                P                 350       A     $6.02                   I        II, LLC
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                                        Held by
Liquidmetal Technologies                                                                                                Synapse Fund
Common Stock                  03/19/03                P               1,019       A     $6.03                   I        II, LLC
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                                        Held by
Liquidmetal Technologies                                                                                                Synapse Fund
Common Stock                  03/19/03                P               2,000       A     $6.04                   I        II, LLC

====================================================================================================================================

*   If the Form is filed by more than one  Reporting  Person,  see  Instruction
    4(b)(v).


Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

                            (Print or Type Responses)
                                                                          (Over)
(Form 4-07/98)

                                                  ------------------------------
                                                           OMB APPROVAL
                                                  ------------------------------
                                                  OMB Number           3235-0287
                                                  Expires:      January 31, 2005
                                                  Estimated average burden
                                                  hours per response ....... 0.5
                                                  ------------------------------

                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[_] Check box if no longer subject of Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

________________________________________________________________________________
1.   Name and Address of Reporting Person*

    Tchen                            Henri
--------------------------------------------------------------------------------
   (Last)                           (First)             (Middle)

                          17150 Newhope St., Suite 503
--------------------------------------------------------------------------------
                                    (Street)

 Fountain Valley                      CA                  92708
--------------------------------------------------------------------------------
   (City)                           (State)              (Zip)


________________________________________________________________________________
2.   Issuer Name and Ticker or Trading Symbol


                         Liquidmetal Technologies (LQMT)
________________________________________________________________________________
3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)



________________________________________________________________________________
4.   Statement for Month/Year


                                 March 19, 2003
________________________________________________________________________________
5.   If Amendment, Date of Original (Month/Year)

                                 March 21, 2003
================================================================================
6.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [X]  Director                             [_]  10% Owner
     [_]  Officer (give title below)           [_]  Other (specify below)


                     ---------------------------------------
________________________________________________________________________________

7.   Individual or Joint/Group Filing (Check applicable line)

     [X]  Form filed by one Reporting Person
     [_]  Form filed by more than one Reporting Person
________________________________________________________________________________



================================================================================
           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
================================================================================

                                                                                                   5.
                                                                                                   Amount of
                                                                                                   Securities   6.
                                                                   4.                              Beneficially Owner-
                                                                   Securities Acquired (A) or      Owned        ship
                                           2A.        3.           Disposed of (D)                 Following    Form:     7.
                              2.           Deemed     Transaction  (Instr. 3, 4 and 5)             Reported     Direct    Nature of
                              Trans-       Execution  Code         ------------------------------- Trans-       (D) or    Indirect
1.                            action       Date,      (Instr. 8)                  (A)              action(s)    Indirect  Beneficial
Title of Security             Date         if any     ------------                or               (Instr.      (I)       Ownership
(Instr. 3)                    (mm/dd/yy)   (mm/dd/yy) Code     V      Amount      (D)    Price     3 & 4)       (Instr.4) (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------

                                                                                                                        Held by
Liquidmetal Technologies                                                                                                Synapse Fund
Common Stock                  03/19/03                P               5,900       A     $6.05                   I        II, LLC
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                                        Held by
Liquidmetal Technologies                                                                                                Synapse Fund
Common Stock                  03/19/03                P               1,781       A     $6.06                   I        II, LLC
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                                        Held by
Liquidmetal Technologies                                                                                                Synapse Fund
Common Stock                  03/19/03                P                 300       A     $6.069                  I        II, LLC
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                                        Held by
Liquidmetal Technologies                                                                                                Synapse Fund
Common Stock                  03/19/03                P               4,800       A     $6.07                   I        II, LLC
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                                        Held by
Liquidmetal Technologies                                                                                                Synapse Fund
Common Stock                  03/19/03                P                 900       A     $6.08                   I        II, LLC
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                                        Held by
Liquidmetal Technologies                                                                                                Synapse Fund
Common Stock                  03/19/03                P               1,750       A     $6.09                   I        II, LLC
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                                        Held by
Liquidmetal Technologies                                                                                                Synapse Fund
Common Stock                  03/19/03                P                 300       A     $6.10     657,478       I        II, LLC
====================================================================================================================================

*   If the Form is filed by more than one  Reporting  Person,  see  Instruction
    4(b)(v).


Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

                            (Print or Type Responses)
                                                                          (Over)
(Form 4-07/98)

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

================================================================================

                                                                                                                    10.
                                                                                                          9.        Owner-
                                                                                                          Number    ship
                                                                                                          of        Form
                    2.                                                                                    Deriv-    of
                    Conver-                    5.                              7.                         ative     Deriv-   11.
                    sion                       Number of                       Title and Amount           Secur-    ative    Nature
                    or                         Derivative    6.                of Underlying     8.       ities     Secur-   of
                    Exer-             4.       Securities    Date              Securities        Price    Bene-     ity:     In-
                    cise     3.       Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       ficially  Direct   direct
                    Price    Trans-   action   or Disposed   Expiration Date   ----------------  Deriv-   Owned     (D) or   Bene-
1.                  of       action   Code     of(D)         (Month/Day/Year)            Amount  ative    at End    In-      ficial
Title of            Deriv-   Date     (Instr.  (Instr. 3,    ----------------            or      Secur-   of        direct   Owner-
Derivative          ative    (Month/  8)       4 and 5)      Date     Expira-            Number  ity      Month     (I)      ship
Security            Secur-   Day/     ------   ------------  Exer-    tion               of      (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)          ity      Year)    Code V    (A)   (D)    cisable  Date     Title     Shares  5)       4)        4)       4)
------------------------------------------------------------------------------------------------------------------------------------


------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

====================================================================================================================================

Explanation of Responses:

This amendment is being filed to correct the transaction code for the transactions set forth herein. The transaction code should have been a "P" rather than the originally stated "M", since the transactions were open-market purchases.



     /s/ Curt P. Creely                                      March 26, 2003
---------------------------------------------            -----------------------
     CURT P. CREELY AS ATTORNEY IN FACT FOR                      Date
     HENRI TCHEN


** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

       See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.


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